Exhibit 99.1

FOR IMMEDIATE RELEASE

Hertz Contacts:	Leslie Hunziker Hertz Investor Relations (201) 307-2337 lhunziker@hertz.com	Richard Broome Hertz Media Relations (201) 538-9212 rbroome@hertz.com

Donlen Contact:	Suzanne Deveney Donlen VP, Brand Management (847) 412-5238 sdeveney@donlen.com

HERTZ COMPLETES ACQUISITION OF DONLEN CORPORATION

PARK RIDGE, NJ, Sept, 1 2011 — Hertz Global Holdings, Inc. (“Hertz”) (NYSE: HTZ) announced that it has completed the acquisition of Donlen Corporation (“Donlen”), a leading provider of fleet leasing and management services. The acquisition was funded by $177 million in cash proceeds from Hertz and the assumption of $770 million in Donlen fleet debt.

Donlen provides Hertz an immediate leadership position in long-term car, truck and equipment leasing and fleet management. This transaction is part of the overall growth strategy of Hertz to provide the most flexible transportation programs for corporate and general consumers.

Mark P. Frissora, the Chairman and Chief Executive Officer of Hertz, said, “The acquisition of Donlen is consistent with the evolution of Hertz’s asset-light, technology focused business model and is part of the Company’s overall growth strategy to provide the most flexible transportation programs for corporate and retail customers.  Integrating Donlen into the Hertz family of products gives us a yearly and multi-year offering that complements our current core competencies of hourly, daily and monthly car sharing and car rental options and provides the Company with a more stable revenue stream and new adjacent markets to leverage our existing business model.”

With more than 144,000 vehicles under lease and management across the United States, Canada and Mexico, Donlen generates revenue through its high-quality, diversified lease portfolio and its fee-based fleet management and services business. For over a decade, Donlen has posted consistent increases in pre-tax income, a trend that continued throughout the recession in 2008 and 2009. In 2010 Donlen generated gross billings of approximately $920 million and revenues of approximately $350 million. The transaction is immediately accretive to Hertz’s earnings and is EVA positive in year one.

ABOUT HERTZ

The Hertz Corporation — a subsidiary of Hertz Global Holdings, Inc. — is the world’s largest general use car rental brand, operating from approximately 8,000 locations in approximately 150 countries worldwide. Hertz is the number one airport car rental brand in the U.S. and at 94 major airports in Europe, operating both corporate and licensee locations in cities and airports in North America, Europe, Latin America, Asia, Australia and New Zealand. In addition, the

Company has licensee locations in cities and airports in Africa and the Middle East. Product and service initiatives such as Hertz #1 Club Gold(R), NeverLost(R) customized, onboard navigation systems, SIRIUS XM Satellite Radio, and unique cars and SUVs offered through the Company’s Adrenaline and Green Traveler Collections, set Hertz apart from the competition. In 2008, the Company entered the global car sharing market in London, New York City and Paris. Hertz also operates one of the world’s largest equipment rental businesses, Hertz Equipment Rental Corporation, offering a diverse line of equipment, including tools and supplies, as well as new and used equipment for sale, to customers ranging from major industrial companies to local contractors and consumers from approximately 315 branches in the United States, Canada, France, Spain, Italy, China and Saudi Arabia, as well as through its international licensees.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

Certain statements contained in this press release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risk and uncertainties, and actual results or events may differ materially from those projected or implied in those statements. Examples include statements regarding the benefits and impact of the proposed transaction, including accretion to earnings, the combined company’s ability to achieve the synergies and value creation that are contemplated by the parties, Hertz’s ability to promptly and effectively integrate Donlen’s business, and the diversion of management time on transaction-related issues. Additional examples of forward-looking statements include information concerning Hertz’s or the combined company’s outlook, anticipated revenues, results of operations and implementation of productivity and efficiency initiatives, and the anticipated savings and restructuring charges expected to be realized or incurred in connection therewith, as well as any other statement that does not directly relate to any historical or current fact.

These forward-looking statements often include words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecast” or similar expressions. These statements are based on certain assumptions that Hertz has made in light of its experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors that it believes are appropriate in these circumstances. Hertz believes these judgments are reasonable, but you should understand that no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial conditions of Hertz or the combined company, due to a variety of important factors, both positive and negative. Among other items, such factors could include the overall strength and stability of general economic conditions, both in the United States and in global markets, including the timing and strength of the current recovery; levels of travel demand, particularly with respect to airline passenger traffic in the United States and in global markets and the impact of disruptions or reductions in air travel resulting from airline bankruptcies, industry consolidation, capacity reductions, pricing actions or other events; the effect of significant changes in the competitive environment, including as a result of industry consolidation, and the effect of competition in Hertz’s markets, including on its pricing policies or use of incentives; its ability to achieve cost savings and efficiencies and realize opportunities to increase productivity and profitability; its ability to accurately estimate future levels of rental and leasing activity and adjust the size of its fleets accordingly; the impact of safety recalls by the manufacturers of its rental and leased vehicles and equipment; the impact of a major disruption in its communication or centralized information networks or payment systems; and changes in the existing, or the adoption of new, laws, regulations, policies or other activities of governments, agencies and similar organizations where such actions may materially affect its operations or the cost thereof.

Hertz cautions you that you should not rely unduly on these forward-looking statements, which reflect its current beliefs and are based on information currently available. All forward-looking statements attributable to Hertz or persons acting on Hertz’s behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and Hertz undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Additional information concerning these statements and other factors can be found in Hertz’s filings with the SEC, including the Annual Reports on Form 10-K, the quarterly reports on Form 10-Q, current reports on Form 8-K and other documents Hertz has filed.